Contract for Sale and Purchase of CNG

Seller: Henan Zhong Yuan Green Energy Hi-Tech Co., Ltd.
Buyer: Beijing Zhong Ran Wei Ye Gas Co., Ltd.

Date of Contract: August, 18, 2007
Term of Contract: August, 18, 2007— August, 17, 2008

This Contract is signed by and between:
Seller: Henan Zhong Yuan Green Energy Hi-Tech Co.,Ltd.
Buyer: Beijing Zhong Ran Wei Ye Gas Co., Ltd. (Sui County/ Yucheng County)
Each Party of this Contract is referred to as “any Party” separately, and the two Parties are referred to as “both Parties” collectively.

This Contract is made and entered into effective on August 18,2007, at Puyang City ,Henan Province, between the Seller and the Buyer.

1.	Preamble

Based on the principals of equality and mutual benefit, honesty and mutual trust, both Parties agree to sign and implement this Sale and Purchase Contract for Compressed Natural Gas through friendly consultation.

2.	Definition

For the purposes of this Contract, the following terms and phrases shall have the meaning and interpretation given herein.

2.1	Compressed Natural Gas or CNG shall mean natural gas processed by compressors from gaseous hydrocarbon compounds or mixture with hydrocarbon compounds at standard conditions.

2.2	Standard Conditions shall mean an environment with a temperature of 20 degrees Celsius and an absolute pressure of 101.325 kPa (standard atmospheric pressure).

2.3	Term of this Contract shall mean successive periods of calendar days running from the day when this Contract enters into force to the day it terminates.

2.4	Starting Day of Gas Supply shall mean a specific date agreed by both Parties for compressed natural gas to be delivered for the first time.

2.5	Daily Gas Supply shall mean the amount of daily gas supply agreed by both Parties, based on the demand raised by Party B from the day when gas supply commences to the day it terminates.

2.6	Standard Cubic Meter shall mean the quantity of natural gas, which at standard conditions, occupies the volume of one cubic meter.

2.7	Gas Quality shall mean the quality of CNG.

2.8	Gas Supply Loss under this Contract shall be subjected to terms in the Administrative Regulations of Measurement in Sales of Crude Oil, Natural Gas and Stabilized Light Hydrocarbon.

2.9	CNG Price shall mean the price for each standard cubic meter of CNG delivered by the Seller to the Buyer.

2.10	Delivery point shall mean the place where the Seller delivers and measures, and the Buyer receives CNG, which is also the place where the ownership and risk of CNG is shifted to the Buyer.

3.	Subject Matter

The subject matter agreed under this Contract is CNG.

4.	Term of the Contract

4.1
This Contract is to be valid for one year from the day it is signed by both Parties to August17, 2008. Annual Contracts for Sale and Purchase of CNG shall be signed yearly. The Parties shall negotiate and sign such contracts for the next year when the previous one is due.

4.2	The starting day of gas supply under this Contract is November15, 2007.

5.	Gas Quality

5.1	The quality of gas provided by the Seller shall meet GB18047-2000 Vehicle-Use CNG Standards.

5.2
CNG sample shall be taken from gas supply outlet before flange and after pipe header from Zhongyuan Oilfield transmission and distribution station to CNG filling station. Gas sample shall be taken in accordance with GB/T13609-92 Natural Gas Sampling Method and gas quality analysis shall be done pursuant to GB/T13610-92 Analysis of Natural Gas by Gas Chromatography.

5.3
Should the Buyer has any questions about the gas quality analysis report, both Parties shall resolve through consultation. Other sampling tests shall be scheduled. If the new report shows gas quality meets GB18047-2000 Vehicle-Use CNG Standards, the Buyer shall bear the test fee, whereas if the new report shows the gas quality fails to meet the abovementioned standards, the test fee shall be borne by the Seller.

6.	Delivery Point and Delivery Mode

6.1	The delivery point of CNG shall be the Seller’s gas-filling stations as agreed under this Contract. Measurement shall be done with high pressure mass flow meters.

6.2	The Seller fills CNG via CNG vehicles at the delivery point.

6.3	Personnel who deliver and receive CNG shall be authorized by the Parties respectively. The Buyer’s personnel shall confirm the delivery of each CNG vehicle by signature.

7.	Contract Gas Supply

7.1
During the term of this Contract, annual contract gas supply shall be 1.98million standard cubic meters; daily gas supply shall be 6000 standard cubic meters. CNG supplied by the Seller shall only be used by the Buyer to explore industrial fuel market and civic fuel market in (Sui County/Yucheng County). Should the Buyer use CNG to explore fuel markets in regions other than (Sui County/Yucheng County), the Seller shall have the right to terminate gas supply.

7.2
Due to the limitation of prediction, the Seller does not promise to provide gas 10% over the annual contract supply; either does the Buyer promise to demand such an amount. Should any Party demand gas over 10% (including 10%) than the annual contract supply, the Parties shall resolve through further consultation.

7.3	Both Parties agree that, maximum daily gas supply shall not exceed 110% of the contract daily supply, and minimum daily gas supply shall not be lower than 90% of such an amount.

8.	Designated Procedure

8.1
During the term of this Contract, should gas supply need to be suspended due to reasons of any Party, such as regular inspections of Seller’s CNG-filling stations or sudden failures which are unforeseeable, unavoidable or insurmountable, or large scale regular inspections of Buyer’s downstream user gas facilities (i.e. annual overhaul in user factories or urban transformation which prevent households to use gas) or sudden failures which are unforeseeable, unavoidable or insurmountable, such Party must inform the other Party in writing one calendar month (15 days in advance) before the gas supply suspense. In cases of sudden failures, such Party must inform the other Party within 24 hours, for the sake of self-protection.

8.2
One month before this Contract is due, the Buyer shall provide the Seller with “annual gas demand” for the next year and “monthly gas demand” for each and every month of the next year. The Seller and the Buyer shall verify the amount in the CNG Sale and Purchase Contract signed for the next year through consultation.

9.	Measurement

9.1	Both Parties agree under this Contract that CNG shall be measured in volume under standard conditions at delivery point. Unit of measurement: standard cubic meter.

9.2	Measurement of CNG shall be decided by the Seller’s measuring instruments.

9.3
The Seller’s measuring instruments shall take annual testing by government-authorized Measurement & Testing Institutions. The Buyer can send its representatives to witness such testing. But under no circumstances shall the participation or non-participation of such representatives affect the operation and effectiveness of such testing.

9.4
After each of such testing, should the Buyer require the Seller to provide testing certificate, the Seller has the obligation to send the copy of testing certificate to the Buyer within 30 days after the testing.

9.5	Fees incurred from testing of measuring instruments as agreed above shall be borne by the Seller, whereas fees incurred by the participation of the Buyer’s representatives shall be borne by the Buyer.

9.6
Should the Buyer has any objection to the Seller’s measurement or require re-testing or any testing on the Seller’s measuring instruments, other than the agreed one, if the result proves the error of Seller’s measuring instruments meet national standards, the Buyer shall recognize the original measurement by the Seller while bearing fees of such re-testing. During such disputed time, the Seller’s measurement is still held as effective. Disputed amount shall be resolved through consultation between the two Parties.

9.7
CNG daily delivery measurement vouchers shall be executed in six copies (two for the Buyer and four for the Seller). Such vouchers shall be filled daily by the Seller, and enter into force when signed and sealed by personnel from both Parties. If the Buyer has any questions about figures on such vouchers, both Parties shall verify the figures while promptly noting down disputes on the vouchers with signatures from both Parities. But it shall not exempt the Buyer from its obligation to make payment based on invoice provided by the Seller. Such disputes shall be resolved through dispute settlement methods agreed between the two Parties. And whether to adjust gas amount and payment or not shall be decided by results of such settlements.

9.8	All records or documents such as original materials, certificates, reports relating to measurement, delivery and testing of both Parties shall be kept for at least one year.

10.	Price and Payment

10.1	Both Parties agree that payment shall be made according to the Contract Price and actual gas delivery.

10.2	Payment Price: Both Parties agree that the price for CNG at delivery point shall be RMB 2.2 per cubic meter (including tax).

If CNG is transported by the Seller, a separate Transportation Contract shall be signed based on actual transportation distance.

10.3
During the term of this Contract, should any change occur to national laws and regulations, Sinopec’s policies towards Zhongyuan Oilfield, or the market, the price of CNG shall be adjusted in time accordingly.

10.4
As agreed in this Contract, CNG payment accounts shall be verified weekly and settled monthly. When receiving the payment, the Seller shall provide the Buyer with natural gas sales invoice, as the basis of payment settlement.

10.5
Seven days after signing this Contract, the Buyer shall pay 100,000yuan as deposit before August 22, 2007 as agreed by both Parties in this Contract. Otherwise, this Contract shall not be effective. The Buyer shall, make a total of RMB 200,000 deposit to the Seller seven days before using the gas, that is, before the day of November 23, 2007.

10.6	The Buyer shall settle the payment through banks in the form of deposit. When the deposit decreases to less than RMB 100,000, the Buyer shall make it up to RMB 200,000 in time.

10.7	When this Contract terminates, the Seller shall refund the Buyer’s remaining deposit promptly.

10.8
Should the Buyer has any objection to the items on the invoice provided by the Seller, the Buyer shall notify the Seller in writing about the nature of dispute and the disputed item while making payments for the invoice. Payment shall not be suspended during such disputes.

10.9
Should the Buyer fail to make full payment for the invoice or fail to make payment on the payment day, the Buyer shall pay a late payment penalty of 5‰ per day, which shall be accumulated daily from the day of delayed or partial payment to the day when the full payment is made by the Buyer.

10.10
As agreed in this Contract, when the Buyer’s deposit decreases to less than RMB 100,000, the Buyer shall make up the amount. Otherwise, the Seller can unilaterally suspend gas supply. When the Buyer makes full payment of overdue fees and late payment penalties, the Seller shall resume gas supply promptly. All the responsibilities and losses incurred in the deduction and suspense of gas supply shall be borne by the Buyer.

11.	Liabilities

11.1	Any party is only liable for its failure to implement its obligation which leads to direct losses of the other Party, and make compensation for such direct losses accordingly.

11.2	Any Party shall not be liable for indirect losses of the other Party, or losses caused by conducts of the other Party, including profit loss, business loss, business suspense or contract loss, etc.

12.	Force Majeure

12.1
Force Majeure shall mean events and situation beyond one’s control, which lead to non-performance or partial non-performance of one’s contract obligations. And such events are unforeseeable, unavoidable or insurmountable even when such Party implements prudent operator standards.

12.2
The Claiming Party shall be exempt from part or all of its obligations due to Force Majeure during the Force Majeure event. But obligations for due payment or due acceptance under this Contract shall not apply.

12.3	The Claiming Party shall do the following things as soon as possible when Force Majeure event happens:

12.3.1	Promptly notify the other Party about the Force Majeure event, and keep the other Party informed about the measures to be taken.

12.3.2
Within 30 days after the notice, the Claiming Party shall provide relevant document and report to the other Party. If the other Party requires verification of the Force Majeure event, the Claiming Party shall try its best to provide the other Party access into the scene. But the risks and costs thus incurred shall be borne by the other Party.

12.3.3	As soon as the Force Majeure factor or event defined under this Contract is corrected or ceases to have impact, the Claiming Party shall resume its contract obligations.

13.	Settlement of Disputes

13.1	In the event of any dispute or controversy arising out of or relating to this Contract, the Parties shall attempt in the first instance to resolve such dispute through friendly consultations.

13.2	If such dispute or controversy can not be solved through consultation, any Party shall have the right to file litigation at the court in the region where this Contract is signed.

14.	Amendment, Transfer and Termination

14.1	Without written approval of the other Party in advance, neither Party has the right to amend or transfer any rights and obligations under this Contract.

14.2
Should any Party need to amend or transfer any of its rights and obligations under this Contract, such Party shall inform the other Party in written notice. Such Party can amend or transfer its rights and obligations if the other Party agrees in writing.

14.3	In the event of the following occurrences, the Seller or the Buyer has the right to terminate this Contract in advance:

14.3.1	When the terms of this Contract are severely violated.

14.3.2	When Force Majeure events happen, which severely affect the Seller’s or the Buyer’s performance of its contract obligations.

14.4	The termination of this Contract shall not affect any Party’s rights and obligations before the Contract terminates.

15.	Applicable Law

15.1	The Parties must comply with and obey all the applicable laws, regulations and industrial norms in the People’s Republic of China.

15.2	This Contract shall be construed and governed by national laws and industrial norms.

16.	Miscellaneous

16.1
During the implementation of this Contract, both Parties shall keep the terms of this Contract confidential and shall not release any information to a third Party other than the parties of this Contract.

16.2	This Contract covers all the agreements made between the Seller and the Buyer on the relevant matters. There shall be no other oral promise or statement which affects this Contract.

16.3
As for the matters which have not been covered in this Contract, the Parties shall make supplementary provisions or agreements through consultation. Such supplementary provisions or agreements shall have the same legal effect as this Contract.

16.4
All amendments and supplementary provisions to this Contract (including Appendix) shall be made in writing and signed by both Parties or their respective authorizers or successors. Otherwise, such amendments and supplementary provisions shall not be considered effective.

16.5	This Contract shall enter into force when it is signed and sealed by both Parties and the Buyer pays 100,000yuan as deposit.

16.6	This Contract is made in eight copies; each Party holds four copies, which are equally authentic.

The Seller: Henan Zhong Yuan Green Energy Hi-Tech Co., Ltd.
Representative: (signed)
(sealed)

The Buyer: Beijing Zhong Ran Wei Ye Gas Co., Ltd.
Representative(signed)
(sealed)